                                  EXHIBIT 99.1



Contact:        Frederick J. Hirt, CFO
                (610) 478-3117

                        ARROW INTERNATIONAL, INC. REPORTS
             SECOND QUARTER AND SIX MONTHS FISCAL YEAR 2006 RESULTS

READING, PA, MARCH 29, 2006 - Arrow International, Inc. (Nasdaq: ARRO) today reported results for its second fiscal quarter and six months ended February 28, 2006. Net sales for the second quarter of fiscal year 2006 increased to $116.5 million from $109.2 million in the second quarter of fiscal year 2005.

Operating income increased to $18.1 million from $7.1 million primarily due to recognition in the second quarter of fiscal 2005 of (1) $6.8 million in expenses due to the Company's voluntary early retirement program, and (2) $4.9 million of charges related to the discontinuance of the Company's Arrow LionHeart(R) Left Ventricular Assist Program. Impacting operating income for the second quarter of fiscal year 2006 was $1.04 million of compensation expense for employee and director stock options unvested on September 1, 2005 and for options granted during fiscal year 2006, as required under Statement of Financial Accounting Standards (SFAS) No. 123R, the new accounting guidelines for equity-based compensation that are effective for fiscal year 2006.

Net income increased 135.2% to $12.7 million from $5.4 million in the comparable prior fiscal year quarter. This year's quarter included $0.89 million of after-tax stock option expense related to the new accounting guidelines. The tax benefit from the additional stock option expense of $0.15 million is less than the statutory tax benefit because the Company cannot recognize the tax benefit on future disqualifying dispositions of incentive stock options until such time as these dispositions occur.

Diluted earnings per share in the quarter were $0.28 compared to $0.12 in the prior fiscal year quarter and included $0.02 of new stock option expense.

Arrow's Chairman and CEO, Carl G. Anderson, Jr., stated, "The rate of sales growth for the Company is in line with expectations and the forecast we provided at the last earnings release. At this juncture, we are moving from a situation of constrained capacity towards a situation where we believe we can effectively meet customer demand and resume the growth of the core business. Although we are still in the process of building manufacturing capacity and aligning the operational system to meet customer requirements, we are already seeing the positive impact of these improvements on both customer relations and sales force motivation. We anticipate these positive trends to continue and revenue growth to accelerate over the coming quarters."

For the six-month period ended February 28, 2006, Arrow's net sales were $230.1 million, an increase of 3.7% compared to $221.9 million in the same period of the prior fiscal year. Operating income for the first six months of fiscal year 2005 was reduced by $11.7 million for the same two reasons as described above. As a result, net income increased 31.7% to $24.5 million compared to $18.6 million in the prior fiscal year period, and diluted earnings per share were $0.54 compared to $0.42 in the prior year. For the first six months of fiscal year 2006, the new stock compensation expense affected operating income, net income and diluted earnings per share by $1.8 million, $1.54 million and $0.034, respectively.

FISCAL YEAR 2005 SHIPPING TERMS ADJUSTMENT

As previously discussed, during the course of the second quarter fiscal year 2005 quarterly closing process and in conjunction with its review of its internal controls, the Company determined that it had misapplied the accounting related to shipping terms to U.S. customers and international distributors. The Company does not have written agreements with most customers, and as a result, in most of those cases, there is no documentation that specifies shipping terms other than the invoice, which states FOB plant. While the Company does not pay for shipping in most cases or insure the shipments, its practice has been to credit or replace lost or damaged shipments. During the prior few years, amounts in respect of these credits and replacements have been less than 0.05% of U.S. sales. Nevertheless, interpretations of Staff Accounting Bulletin No. 104, Revenue Recognition in Financial Statements (SAB 104), issued by the Securities and Exchange Commission staff, indicate that, because of this shipping practice, the Company's U.S. sales are the equivalent of FOB destination orders.

Accordingly, the Company made the following reductions to its second quarter fiscal year 2005 operating results to reflect the change in its accounting for U.S. shipping terms:

        o total sales by $4.3 million, U.S. sales by $1.7 million, International sales by $2.6 million;
        o       gross profit by $2.2 million; and
        o       diluted earnings per share by $0.03.

Also, inventory increased by $2.1 million as a result of the change in accounting for U.S. shipping terms. The Company did not restate its financial statements for any prior periods. The incremental effect of this change in accounting on any future quarter would be the difference between the adjustment at the beginning of the quarter and the corresponding adjustment at the end of the quarter. Additional information was included in the Company's Quarterly Report on Form 10-Q for its second fiscal quarter ended February 28, 2005.

U.S. SALES

Arrow's U.S. sales for the second fiscal 2006 quarter, which represented 61.8% of total net sales, increased 6.0% to $72.0 million from $67.9 million in the second quarter of fiscal 2005 due in part to increased sales of specialty catheters, central venous catheters and intra-aortic balloon pumps.

During the first six months of fiscal 2006, U.S. sales, which represented 61.7% of total net sales, increased 4.0% to $142.0 million from $136.6 million in the same prior year period. While there were no Neo?Care(R) sales in fiscal year 2006, sales of Neo?Care(R) products were $2.1 million in the first six months of fiscal year 2005.

INTERNATIONAL SALES

Arrow's international sales in the second quarter of fiscal 2006 increased 7.7% to $44.5 million from $41.3 million in the second quarter of fiscal 2005 and represented 38.2% of total net sales. The weakness of the U.S. dollar compared to the same period of last year decreased total international sales by $2.4 million, or 2.2% of total Company sales.

International sales in the first six months of fiscal 2006 increased 3.3% to $88.1 million from $85.3 million in the same prior year period and represented 38.3% of total net sales. The weakness of the U.S. dollar for the six-month period, compared to the same period of last year, decreased total international sales by $3.5 million, or 1.6% of total Company sales.

The table below shows Arrow's geographical sales for the second quarter and six months ended February 28, 2006 with comparisons to the same prior year periods.

                                                Second Quarter                                    Six Months
                                                --------------                                    ----------
Geographical Sales                 FY06       FY05(1)       %         % Change      FY06     FY05(1)      %         % Change
(Dollars in millions)                                     Change         at                             Change         at
                                                                      Constant                                       Constant
                                                                      Exchange                                       Exchange
                                                                      Rates (2)                                      Rates (3)
                                                                      ---------                                      ---------
United States                      $70.1        $66.0       6.2%         6.2%      $138.0     $132.8      3.9%          3.9%
                                   -----        -----                              ------     ------

    Europe                          23.2         19.8      17.2%        24.6%        42.8       39.8      7.5%         15.1%
    Asia/International              21.3         21.5     (0.9)%         5.0%        45.3       45.5     (0.4)%         1.6%
                                    ----         ----                                ----       ----

  Subtotal International            44.5         41.3       7.7%        14.4%        88.1       85.3      3.3%          7.7%
                                    ----         ----                                ----       ----
  Sales

  Subtotal Arrow Products         $114.6       $107.3       6.8%         9.3%      $226.1     $218.1      3.7%          5.4%

Non-Arrow                            1.9          1.9          -            -         4.0        3.8      5.3%          5.3%
                                     ---          ---                                 ---        ---
distributed products (4)

Total Company Sales               $116.5       $109.2       6.7%         9.1%      $230.1     $221.9      3.7%          5.4%
                                  ======       ======                              ======     ======

(1) Sales in the above table for the second quarter and six months of fiscal year 2005 and the corresponding percentage changes reflect the Shipping Terms Adjustment referred to above.

2) % Growth rates at Constant Exchange Rates calculated by dividing second quarter fiscal year 2006 sales by second quarter fiscal year 2005 local currency sales translated at second quarter fiscal year 2006 exchange rates.

3) % Growth rates at Constant Exchange Rates calculated by dividing six month fiscal year 2006 sales by six month fiscal year 2005 local currency sales translated at six month fiscal year 2006 exchange rates.

4) The Company purchased the Stepic Medical Company, its New York area distributor, in September 2002, and has continued to distribute non-Arrow products through its Stepic subsidiary.

The table below shows sales of Arrow's critical care product platforms and cardiac care products for the second quarter and six months ended February 28, 2006 with comparisons to the same prior year periods.


                                                Second Quarter                                    Six Months
                                                --------------                                    ----------
Sales by Product Platforms         FY06       FY05(1)       %         % Change      FY06     FY05(1)      %         % Change
(Dollars in millions)                                     Change         at                             Change         at
                                                                      Constant                                       Constant
                                                                      Exchange                                       Exchange
                                                                      Rates (2)                                      Rates (3)
                                                                      ---------                                      ---------
Central Venous Catheters           $60.9       $57.0       6.8%          9.5%      $119.6    $116.3      2.8%           6.4%
Specialty Catheters                 36.6        34.3       6.7%          7.0%        72.7      69.1      5.2%           5.4%
Non-Arrow distributed                1.9         1.9          -             -         4.0       3.8      5.3%           5.3%
                                     ---         ---                                  ---       ---
products (4)
   Subtotal Critical Care           99.4        93.2       6.7%          8.4%      $196.3     189.2      3.8%           6.0%
Cardiac Care                        17.1        16.0       6.9%         13.3%        33.8      32.7      3.4%           1.8%
                                    ----        ----                                 ----      ----
TOTAL                             $116.5      $109.2       6.7%          9.1%      $230.1    $221.9      3.7%           5.4%
                                  ------      ------                               ------    ------

1) See footnote 1 to the above table.

2) See footnote 2 to the above table.

3) See footnote 3 to the above table.

4) See footnote 4 to the above table.

Mr. Anderson continued: "As our operational capabilities continue to strengthen, we have launched a product and marketing program designed to meet growing customer interest in catheter safety and provide our sales force with enhanced tools to generate incremental revenue and market share. In January 2006, we began selling a new `maximal barrier' central venous access kit which addresses the new guidelines for reducing catheter-related bloodstream infections promulgated by the Centers for Disease Control and the Institute for Healthcare Improvement's `100,000 Lives' initiative.

"This new `maximal barrier' central venous access kit has received an enthusiastic response by customers who recognized the product's value and contribution to their needs for safety and the management of risk of infection in the hospital setting. As we expand our market penetration in the months ahead with this important and timely upgrade to our existing product line, we anticipate a significant uptake of this kit on the basis of its benefits to healthcare workers and patients alike. A complementary web-based service, FirstDoNoHarm.com, provides a clearinghouse of information for Healthcare Professionals on prevention of Catheter-Related Bloodstream Infections. In addition, we are expanding our field sales force training related to safety and infection protection. Indeed, these are the actions that we believe are expected of the world's market leader of central venous access products, meeting genuine market needs and resulting in improved quality of patient care.

"Arrow's manufacturing capital investment program continues to be on schedule. The new Chihuahua, Mexico plant continues to train and initiate additional production shifts, while new production lines for multi-lumen catheters, including those with ARROWg+ard(R), are also on schedule. Because of this progress, in recent weeks we have seen a reduction in backorders and a consequent improvement in customer service. Construction of our new manufacturing facility in the city of Zdar in the Czech Republic is also progressing well and we continue to expect a mid-summer 2006 start-up. Once this second Czech plant is fully on line, we will be able to produce a substantial portion of our customer requirements for Europe, the Middle East and Africa in the Czech Republic.

"Our company-wide effort to enhance our quality systems, which we refer to as Project Operational Excellence, continues to be on schedule. As I have mentioned previously, this important initiative will ensure that all of the Company's quality systems remain compliant with the requirements of the U.S. Food and Drug

Administration, Japan's new Pharmaceutical Affairs Law, the ISO requirements for Canada, and the CE mark in Europe. We are now in the implementation and training phases of this project, and the implementation phase is targeted to be completed by the end of this fiscal year.

"Among our dialysis product offerings, the Company has seen positive market acceptance of our two new products -- the Arrow Edge(TM) and the Arrow Simplicity(TM) Micro-Puncture Introducer Set -- which join the Arrow Cannon(TM) II Plus and our full offering of acute hemodialysis catheters and embolectomy balloon catheters. We are also taking steps to enhance our chronic dialysis catheter kits by including a SmartSeal(TM) valved safety sheath, which addresses the need physicians have to minimize the risk of air embolism. Our planned expansion of our Dialysis Access field sales organization is expected to further increase our account penetration and broaden our coverage of access centers as well as acute care hospitals.

"Finally, the marketing of the Company's intra-aortic balloon pump system, the AutoCat(R) 2 WAVE(TM) Pump Console and LightWAVE(TM) Catheter, continues to make progress, both in the U.S. and Europe. We expect to introduce this new product in Japan within the next several weeks."

THIRD QUARTER AND FULL FISCAL YEAR 2006 TARGETS

The Company's targets for second quarter fiscal 2006 net sales were $117 million to $120 million at exchange rates in effect at the beginning of January 2006. As noted above, net sales for the second quarter of fiscal 2006 were $116.5 million. The Company's targets for second quarter fiscal 2006 diluted earnings per share were $0.28 to $0.31, and actual diluted earnings per share were $0.28.

For the third quarter fiscal 2006, the Company is targeting net sales of $122 million to $126 million at exchange rates in effect at the end of February 2006, and diluted earnings per share of $0.33 to $0.35.

For the full fiscal year 2006, the Company is targeting net sales of $476 million to $484 million at current exchange rates in effect in February 2006, and diluted earnings per share of $1.26 to $1.30.

The targets for the second half of fiscal year 2006 reflect assumptions regarding growth based on the introduction of new products and the addition of manufacturing capacity, which the Company believes are reasonable but cannot assure will occur as presently anticipated. Previously, the company had anticipated improvement in the gross margin from 49.5% in the first half of fiscal year 2006 to between 52% and 53% in the second half of fiscal year 2006. The Company is now anticipating a more modest improvement in gross margin from 49.1% experienced in the first half of fiscal year 2006 to approximately 50% in the second half of fiscal year 2006. However, the Company has taken steps to reduce its anticipated selling, general and administrative expenses from 28% of sales experienced in the first half of fiscal year 2006 to between 24.5% and 25.5% of sales in the second half of fiscal year 2006. This reduction in expenses is anticipated to offset approximately 50% of the reduction in the gross margin target. R&D expenses in the second half of fiscal year 2006 are expected to exceed the first half of fiscal year 2006 by approximately $1 million. Interest income in the second half of fiscal year 2006 is expected to be similar to the first half of 2006.

The Company's diluted earnings per share targets include estimated expenses for stock option expense, as required under the new accounting guidelines for equity-based compensation effective for fiscal year 2006, of approximately $0.02 diluted earnings per share for the third fiscal quarter and $0.07 diluted earnings per share for the full fiscal year 2006.

The effective tax rate for fiscal year 2006 is anticipated to be 32.5%. As previously reported, the Company paid $10 million in March 2004 to settle a tax assessment from the Japanese Government regarding its transfer pricing. The Company has commenced competent authority proceedings with the Internal Revenue Service in the U.S. to recover a majority of this Japanese tax assessment, and when a resolution is reached, a one-time favorable or unfavorable item will be recorded as part of the provision for income taxes. At this time, the Company is unable to predict the timing, the amount or the effect of this future tax item on its effective tax rate.

BALANCE SHEET AND CASH FLOW

Cash on February 28, 2006 was $116.8 million, up from $102.5 million at February 28, 2005, while short-term debt of $1.0 million decreased by $2.0 million from the prior fiscal year levels. The amount of days' sales outstanding decreased to 72 days from 73 days in the same prior fiscal year period. Inventory turns of
2.4 times per year remained relatively consistent compared to prior year levels. The Company had no long-term debt at February 28, 2006.

Net cash provided by operating activities was $18.5 million for the six months ended February 28, 2006, compared to $29.0 million for the same period a year ago.

Operating income, plus depreciation and amortization, increased to $48.0 million for the first half of fiscal year 2006 from $39.2 million in the first half of fiscal year 2005. Depreciation and amortization for the first half of fiscal year 2006 was approximately $13.1 million. Capital expenditures for the first half of fiscal year 2006 were approximately $13.5 million.

CONFERENCE CALL AND WEBCAST

The Company will hold a conference call to discuss its second quarter and six months fiscal year 2006 results today, March 29, 2006, at 4:30 pm ET. The call and simultaneous webcast are available by dialing 800-737-9483 in the U.S., and 1-706-679-7371 for International using Conference ID 6616448, or by visiting http://www.arrowintl.com/presentations/.

COMPANY INFORMATION

Arrow International, Inc. develops, manufactures and markets a broad range of clinically advanced, disposable catheters and related products for critical and cardiac care. The Company's products are used primarily by anesthesiologists, critical care specialists, surgeons, emergency and trauma physicians, cardiologists, interventional radiologists, electrophysiologists, and other health care providers.

Arrow International's news releases and other company information can be found on its website at http://www.arrowintl.com.

The Company's common stock trades on the Nasdaq National Market(R) under the symbol ARRO.


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

SAFE HARBOR STATEMENT

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This news release provides historical information and includes forward-looking statements (including projections). Although the Company believes that the expectations in such forward-looking statements are reasonable, the Company can give no assurance that such expectations will prove to have been correct. The forward-looking statements are based upon a number of assumptions and estimates that, while presented with numerical specificity and considered reasonable by the Company, are inherently subject to significant business, economic and competitive risks, uncertainties and contingencies which are beyond the control of the Company, and upon assumptions with respect to future business decisions which are subject to change. Accordingly, the forward-looking statements are only an estimate, and actual results will vary from the forward-looking statements, and these variations may be material. Consequently, the inclusion of the forward-looking statements should not be regarded as a representation by the Company of results that actually will be achieved. Forward-looking statements are necessarily speculative in nature, and it is usually the case that one or more of the assumptions in the forward-looking statements do not materialize. Investors are cautioned not to place undue reliance on the forward-looking statements. In connection with the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions the reader that, among others, the factors below, which are discussed in the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 2005 and in its other filings with the Securities and Exchange Commission, could cause the Company's results to differ materially from those stated in the forward-looking statements. These factors include: (i) stringent regulation of the Company's products by the US Food and Drug Administration and, in some jurisdictions, by state, local and foreign governmental authorities; (ii) the highly competitive market for medical devices and the rapid pace of product development and technological change in this market; (iii) pressures imposed by the health care industry to reduce the cost or usage of medical products and services; (iv) dependence on patents and proprietary rights to protect the Company's trade secrets and technology, and the need for litigation to enforce or defend these rights; (v) risks associated with the Company's international operations; (vi) potential product liability risks inherent in the design, manufacture and marketing of medical devices;
(vii) risks associated with the Company's use of derivative financial instruments; and (viii) dependence on the continued service of key members of the Company's management.


                                                     ARROW INTERNATIONAL, INC.
                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                            (UNAUDITED)


                                                             Three Months Ended                          Six Months Ended
                                                       February 28,      February 28,          February 28,           February 28,
CONSOLIDATED STATEMENTS OF INCOME DATA:                    2006              2005                  2006                   2005
                                                       ------------      ------------          ------------           ------------
Net sales                                              $    116,504      $    109,209          $    230,148           $    221,934
Cost of goods sold                                           59,715            56,623               117,202                112,928
Early Retirement Plan Charges                                     -             1,883                     -                  1,883
                                                       ------------      ------------          ------------           ------------
   Gross profit                                              56,789            50,703               112,946                107,123
Operating expenses:
   Research and development                                   7,058             7,126                13,509                 15,045
   Selling, general and administrative                       31,894            30,589                64,479                 59,311
   Early Retirement Plan Charges                                  -             4,956                     -                  4,956
   Restructuring charges                                       (269)              930                  (256)                 1,321
                                                       ------------      ------------          ------------           ------------
Total operating expenses                                     38,683            43,601                77,732                 80,633

Operating income                                             18,106             7,102                35,214                 26,490
Interest, net                                                 (718)               (72)               (1,147)                  (197)
Other (income) expenses, net                                    106              (108)                  118                   (274)
                                                       ------------      ------------          ------------           ------------

Income before income taxes                                   18,718             7,282                36,243                 26,961
Provision for income taxes                                    6,084             1,928                11,779                  8,324
                                                       ------------      ------------          ------------           ------------

Net income                                             $     12,634      $      5,354          $     24,464           $     18,637
                                                       ============      ============          ============           ============
Basic earnings per common share                        $       0.29      $       0.12          $       0.55           $       0.42
                                                       ============      ============          ============           ============

Diluted earnings per common share                      $       0.28      $       0.12          $       0.54           $       0.42
                                                       ============      ============          ============           ============

Weighted average shares used in computing
basic earnings per common share                              44,729            44,214                44,688                 44,024
Weighted average shares used in computing
diluted earnings per common share                            45,276            45,010                45,222                 44,767


                                                                       February 28,       August 31,
                Consolidated Balance Sheet:                                2006              2005
                                                                       ------------      ------------
                ASSETS
                           Cash                                        $    116,837      $    119,326
                           Marketable securities                              6,040                 -
                           Receivables (net)                                 90,732            91,029
                           Inventories                                      102,574            95,356
                           Prepaid expenses and other                        29,218            24,748
                                                                       ------------      ------------
                           Total current assets                             345,401           330,459

                           Property, plant and equipment (net)              153,967           152,207
                           Other assets                                     118,360           117,824
                                                                       ------------      ------------
                           Total assets                                $    617,728      $    600,490
                                                                       ============      ============

                LIABILITIES AND SHAREHOLDERS' EQUITY
                           Notes payable                               $     32,617      $     26,891
                           Other current liabilities                         64,273            63,908
                           Current maturities of long-term debt                 999             1,054
                           Other liabilities                                 25,897            30,130
                                                                       ------------      ------------
                           Total liabilities                                123,786           121,983

                Total shareholders' equity                                  493,942           478,507
                                                                       ------------      ------------
                           Total liabilities and shareholders' equity  $    617,728      $    600,490
                                                                       ============      ============


                                                                12